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                                                                 Exhibit (4) - 4

                              TERMINATION AGREEMENT

The Banc Corporation
17 North 20th Street
Birmingham, Alabama 35203

Gentlemen:

      The undersigned hereby (i) agrees to the termination of the Deferred Compensation Agreement, dated November 15, 1999, between The Banc Corporation and/or The Bank and the undersigned and (ii) agrees to accept in satisfaction of all obligations thereunder:

[CHECK ONE]

[X] the issuance of shares of common stock of The Banc Corporation in an amount representing the value of the undersigned's Deferral Account Balance (as defined in such Deferred Compensation Agreement) as of June 30, 2005, based on the closing price per share of The Banc Corporation common stock on August 1, 2005 as reported on the NASDAQ National Market System.

[ ] cash in the amount of the undersigned's Deferral Account Balance as of June 30, 2005.

      By signing this Termination Agreement, the undersigned acknowledges and agrees that he has read the letter from The Banc Corporation dated July 19, 2005, explaining the terms of termination of the Deferred Compensation Agreement, that he has had a full opportunity to discuss such termination with his own advisors and management of The Banc Corporation, and that the issuance of common stock to the undersigned as described above will be in full and complete satisfaction of any and all obligations to the undersigned under the Deferred Compensation Agreement.

                                       Very truly yours,

                                       /s/ Barry Morton
                                       ---------------------------------------
                                       Date: July 28, 2005

      AGREED TO AND ACCEPTED this 31st day of July, 2005

                                       THE BANC CORPORATION, on behalf of itself and, if applicable, The Bank

                                       By: /s/ C. Stanley Bailey
                                           ------------------------------------
                                           Its: CEO